Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Teresa Hess
Director, Investor Relations
Tecumseh Products Company
734-585-9507
Tecumseh Products Company Reports Fourth Quarter 2008 Results
•	Global economic slowdown accelerated in the fourth quarter, exerting significant downward pressure on sales volumes and margins and creating impairments of goodwill, resulting in a net loss of $63.3 million for the quarter

•	Total cash and equivalents amounted to $113.1 million, an increase of $36.3 million when compared to the beginning of the year, providing flexibility to support operations. Cash was utilized in the fourth quarter to reduce interest costs and manage the cost of capital

•	The Company continues to meet the demands of the challenging economic environment with continued efforts to match capacity with volumes and reduce operating costs
ANN ARBOR, Mich., March 16, 2009 — Tecumseh Products Company (NASDAQ: TECUA, TECUB), a leading global manufacturer of compressors and related products, today announced results for its fourth quarter and full year ended Dec. 31, 2008.
“As the global economy slipped deeper into recession in the fourth quarter, the impact on our sales and margins was significant,” commented Ed Buker, Chairman, President and CEO of Tecumseh Products. “Although the depth and speed of the downturn in the quarter was unexpected, we have taken decisive action to mitigate the effects of the recession on our results. In 2008, we consolidated production to match our overall capacity with reduced global demand, resulting in significant reductions in operating costs. Given that the global recession is expected to worsen in the near term, we must continue to be ready to take additional actions as required.”
In the latter half of 2008, global economic conditions had a substantial detrimental effect on Tecumseh’s sales volumes. This decline, precipitated by the financial crisis, was marked by a deterioration of credit availability for consumers and customers, increased borrowing rates for those who are able to secure lines of credit, slowdowns in the housing market, and growing unemployment rates in some countries where the Company’s business is concentrated. Given that these unfavorable conditions have arisen simultaneously, the impact has been significant. In addition, the current slowdown is affecting all of the Company’s global markets with nearly equal severity. To address market conditions and improve its competitive position, the Company has accelerated certain restructuring activities which involve the idling of underutilized assets as well as enacting further reductions in employment levels throughout its operations worldwide.
Consolidated sales in the fourth quarter of 2008 decreased by $88.4 million, or 35.1% from the fourth quarter of 2007. Excluding the effects of foreign currency translation, which decreased sales by $23.7 million in the fourth quarter of 2008, sales declined by $64.7 million or 25.7%. The quarter was significantly impacted by the effects of the global recession. The sales declines were felt most significantly in the household refrigeration and freezer applications, where sales were down $45.5 million or 55.7% when compared to the fourth quarter of 2007. This decline represents the impact of numerous factors, most notably a decline in market demand. It was largely attributable to reduced access to consumer credit in many geographic locations where the Company’s business is concentrated, including India and Brazil, as well as lower housing starts on a global basis. Commercial and aftermarket applications also saw substantial dollar volume declines, down by $38.1 million or approximately 32.1%. These declines were also attributable to the global contraction, which has driven a decline in new store growth, delays in cold chain development and an excess of customer inventory. Air conditioning and other applications were down $4.8 million for the quarter, also driven by excess customer inventory as well as cooler-than-normal weather in the high-temperature, high-humidity areas of the globe where Tecumseh’s air conditioning compressors are sold.
Cost of sales was $159.1 million in the quarter ended Dec. 31, 2008 compared to $216.4 million in the same period of 2007. As a percentage of net sales, cost of sales was 97.2% and 85.8% in the fourth quarters of 2008 and 2007, respectively. The higher percentage in the quarter just ended related to lower absorption of fixed costs as compared to 2007, as rapid volume declines outpaced the Company’s ability to match its cost structure with demand. In dollar terms, gross margin declined $31.1 million, to 4.6 million in 2008 compared with $35.7 million in 2007.
Results of operations were favorably impacted by selling price advances of $6.2 million. However, as discussed above, unit volumes declined substantially when compared to the fourth quarter of 2007; these volume declines reduced margin through lower contribution as well as unfavorable overhead absorption rates. The net impact of these factors resulted in a decline of $18.8 million in 2008 when compared to prior year results. The effect of foreign currency exchange, including hedging effects, unfavorably impacted results for the current quarter by $8.8 million, as did unfavorable commodity costs of $10.0 million. Purchasing, productivity and other costs had a favorable net impact of $0.3 million in the quarter.
Selling and administrative (“S&A”) expenses were $29.3 million and $33.1 million in the three months ended Dec. 31, 2008 and 2007 respectively. As a percentage of net sales, S&A expenses were 17.9% in the fourth quarter of 2008 compared to 13.1% in the same period of 2007. The Company recorded expenditures of approximately $6.7 million in the fourth quarter of 2008 for professional fees incurred outside the ordinary course of business, most significantly for legal fees related to corporate governance issues. This expenditure constituted an increase of $4.1 million in professional fees incurred for one-time projects when compared to the same period in 2007. Aside from these expenditures, the Company reduced other S&A costs by a total of $7.9 million.
Buker continued, “Although we made significant progress in reducing costs and increasing global operating efficiency in 2008, including working toward eliminating waste created over the past several decades, the rapid decline in market demand undermined some of our efforts. We cannot currently project when market conditions may begin to improve. Consequently, we will continue to evaluate our production footprint and corporate infrastructure with a view to making further adjustments to our operations in light of evolving industry conditions.”
Losses from continuing operations were $43.6 million in the current quarter, compared to a profit of $2.2 million in the prior year fourth quarter. 2008 results included $23.4 million in impairments, restructuring charges, and other items. The majority of these expenses were a result of the impairment of the Company’s goodwill balances, which resulted in a charge of $18.2 million in the fourth quarter. $5.2 million in severance costs were also recorded as part of the Company’s continued restructuring initiatives.

Interest expense amounted to $3.9 million in 2008, compared to a credit of $0.9 million in the same period of 2007. In the fourth quarter of 2007, an adjustment to full year interest expense of $5.8 million was reclassed to discontinued operations, as it related to the elimination of the Company’s domestic debt from proceeds of the sale of its former Electrical Components and Engine businesses. Exclusive of that reclassification, interest expense declined by $1.0 in the fourth quarter of 2008, reflective of lower debt balances and lower levels of discounted accounts receivable in the period.
Consolidated net sales for the full year ended Dec. 31, 2008 decreased $147.9 million or 13.2% compared with the same period of 2007. Excluding the increase in sales due to the effect of changes in foreign currency translation of $56.2 million, net sales decreased 18.3% from the prior year. Consistent with fourth quarter results, the full year sales declines were a result of the global economic recession. Compressors for household refrigeration and freezing applications were affected most significantly, down $106.1 million or 26.6% when compared to 2007. Compressors for commercial and aftermarket applications were down by $24.8 million or 4.8%. Compressors for air conditioning and other applications were down $17.0 million. The driving forces behind these declines were the same in the full year as those discussed above in the fourth quarter; the impacts, however, were felt most significantly in the third and particularly the fourth quarters of the year.
Cost of sales and operating expenses were $867.7 million in the year ended Dec. 31, 2008, compared to $976.9 million in the fiscal year ended Dec. 31, 2007. Expressed as a percentage of sales, these costs increased to 89.5% in 2008 compared to 87.5% in 2007. The majority of this increase was attributable to decreases in volume as discussed above, which reduced gross margin by $49.5 million when compared to 2007 results. In addition, although commodity costs declined substantially in the third and fourth quarters and the U.S. dollar strengthened against foreign currencies, the full year impacts were nonetheless unfavorable. When compared to 2007, net currency impacts were unfavorable to gross profit by $32.3 million. Commodity costs were unfavorable year-on-year by $23.1 million. Favorable pricing impacts of $38.8 million somewhat offset the effects of currency and commodities. Productivity and purchasing improvements and other impacts of $27.4 million also contributed favorably to 2008 margins.
S&A expenses were $2.0 million, or 1.5% lower in the fiscal year ended Dec. 31, 2008 compared to the prior fiscal year. While the Company incurred approximately $17.7 million in 2008 for professional fees outside the ordinary course of business, which included consulting services for strategic planning and legal fees for corporate governance issues, this figure represented a $2.1 million reduction in such fees when compared to 2007. This improvement was offset by a net increase of $0.1 million in other selling and administrative costs reported in continuing operations. The most notable increases in S&A costs were $1.4 million in expenses recorded for share-based compensation, and an increase of $0.6 million in Company contributions to defined contribution benefit plans. Due primarily to the abrupt decline in sales volumes in the second half of the year, S&A expenses as a percentage of sales increased in 2008, at 13.3% and 11.7% in the fiscal years ended Dec. 31, 2008 and Dec. 31, 2007, respectively.

The Company recorded expense of $43.5 million in impairments, restructuring charges, and other items in 2008. A summary of these charges (gains) is as follows:

(Dollars in millions)	2008

Goodwill impairments	$18.2
Excise tax expense on proceeds from salaried retirement plan reversion	20.0
Impairment of buildings and machinery	14.6
Severance, restructuring costs, and special termination benefits	12.2
Curtailment and settlement (gains) / losses	(21.5)

Total impairments, restructuring charges, and other items	$43.5

The $14.6 million recognized for impairments of buildings and machinery was the result of the acceleration of our plans for relocating and consolidating certain of our global manufacturing capabilities, in light of the pronounced softening of demand resulting from the current global financial conditions. The expense was recognized in Brazil ($11.0 million), North America ($3.0 million), and India ($0.6 million). The severance expense of $12.2 million was as a result of restructuring costs from previously announced actions recognized at our Brazilian ($5.2 million), North American ($3.7 million), Indian ($2.7 million) and European ($0.6 million) locations during the year.
2007 results included $7.2 million ($0.39 per share) of restructuring, impairment and other charges. $4.2 million of these restructuring charges related to the impairment of long-lived compressor assets in India ($2.2 million) and North America ($2.0 million). These assets were primarily impaired as a result of the global consolidation of manufacturing operations. The Company also incurred expense of $1.6 million associated with reductions in force at several of its North American facilities. The remaining charges reflect the impact of net losses on the sale of buildings ($0.5 million) and related charges ($0.9 million).
Interest expense related to continuing operations amounted to $24.4 million in the fiscal year ended Dec. 31, 2008, compared to $22.3 million in the comparable period of 2007. The increase was primarily related to higher interest rates charged on our foreign borrowings and accounts receivable discounting programs when compared to the prior year.
Interest income and other, net amounted to $9.7 million in the fiscal year ended Dec. 31, 2008, compared to $6.2 million in the same period of 2007. The increase was due to higher interest income received on higher average cash balances.
As of Dec. 31, 2008, the Company reported total cash and cash equivalents of $113.1 million. Cash provided by operations amounted to $70.6 million in 2008, as compared to cash used by operations of $14.8 million in 2007. The 2008 results incorporated a net loss of $50.5 million, which included the non-cash impact of $42.5 million in depreciation expense and other non-cash items of $32.4 million from the impairment of long-lived assets and goodwill. The net loss also included a working capital settlement with the purchaser of our former Engine & Powertrain business of $13.1 million, which was paid in cash in March 2009. The $80 million in net proceeds realized from the reversion of the

Company’s salaried retirement plan was also a significant element of the increase in cash, as was the $45.0 million received in the fourth quarter of 2008 from the refund of non-income taxes in Brazil.
With respect to working capital, inventories decreased by $8.3 million during 2008; this is reflective of the lower balances required at the end of the year to address current manufacturing requirements as well as global efforts to reduce inventories. Accounts receivable, in contrast, increased by $10.9 million from the beginning of the year. This increase was the net result of offsetting factors. First, a decrease of $55.9 million in the amount of discounted receivables at the end of 2008 as compared to 2007 reflected the use of cash to decrease the use of these facilities by all the Company’s global locations, thereby increasing the amount of accounts receivable reported on the consolidated balance sheet. This increase in accounts receivable was offset by substantially lower customer receivables in the fourth quarter of 2008 as compared to 2007, which was attributable to lower sales volumes. The Company also recorded decreases to accounts payable and other accrued expenses and liabilities (down $28.4 million since the end of 2007), which was also primarily attributable to the current dip in sales volumes. Most of the remainder of the cash adjustments to working capital were due to the effects of foreign currency translation.
Cash provided by investing activities was $9.7 million in 2008 versus cash provided by investing activities of $244.3 million for the same period of 2007. $23.2 million in net proceeds were received from the sale of assets during 2008, while $265.3 million in proceeds were recorded in 2007. Asset sales in 2008 included MP Pumps for net initial cash proceeds of $14.2 million ($14.6 million less up-front expenses of $0.4 million); an airplane for $3.4 million; our Dundee, Michigan facility for $1.6 million; our Shannon, Mississippi facility for $1.2 million; other excess equipment for $2.0 million; and our airport facility for $0.8 million. Net proceeds from asset sales in 2007 included the sale of the Residential & Commercial portions of the Electrical Components business for $199.0 million, the sale of the Engine & Power Train business for $48.9 million, the sale of the Automotive & Specialty division of the Electrical Components business for $8.3 million, the sale of an aircraft for $3.4 million, the sale of other fixed assets for $4.7 million, and the sale of Manufacturing Data Systems, Inc. for $1.0 million. Capital expenditures were reduced by $1.2 million in 2008 from the prior year, from $9.2 million in 2007 to $8.0 million in 2008.
Cash used by financing activities was $23.4 million in 2008 as compared to a use of cash of $237.5 million in 2007. In 2007, we used the proceeds from the sale of the Electrical Components and Engine & Power Train businesses to pay off the entire balance of the Company’s North American credit agreements. We continued to reduce our debt levels in 2008 in response to higher interest rates.
Tecumseh reported that the condition of the global economy as discussed above as well as dramatic fluctuations in commodity costs and key currency rates had a significant impact on its business operations, particularly in the third and fourth quarters of the year. The Company expects these factors will also play an important role in its future performance.
The Company continues to be concerned about maintaining its expected level of sales volumes, particularly in light of current global economic conditions. Volumes in the first half of 2008 were consistent with expectations; as anticipated, the Company began to see a slowdown when compared to prior periods. This trend continued at an accelerated pace in the third quarter, and became even more pronounced in the fourth quarter of the year. Significant uncertainty exists regarding the commencement of economic recovery, and the Company currently expects that 2009 sales volumes will decline by 15% as compared to 2008 levels. If a greater-than-expected decline in volume occurs in key markets, this could have a further adverse effect on the Company’s current outlook.

Certain key commodities, including copper, have seen significant fluctuations in pricing since the beginning of 2008; copper prices increased by more than 30% through July and then dropped 62.8% in August through December. As of Dec. 31, 2008, the Company held more than 68% of its total projected copper requirements for 2009 in the form of forward purchase contracts and futures, which will provide it with substantial (though not total) protection from any resurgence in price during the remainder of the year but also will detract from the Company’s ability to immediately benefit from any price decreases. The Company expects its total 2009 cost of purchased materials for the full year, including the impact of hedging activities, to be slightly higher than the prior year, depending on commodity cost levels (particularly steel costs) over the course of the year. As a partial means of addressing the escalating costs of commodities in 2008, the Company implemented price increases; over the course of 2009 it expects to closely monitor pricing levels to correspond appropriately with changes, either favorable or unfavorable, in the Company’s cost structure.
“Although we worked diligently to mitigate the impact of commodity and currency volatility through our hedging programs, these efforts proved inadequate in the face of the unprecedented market conditions of 2008,” noted James Nicholson, Chief Financial Officer of Tecumseh Products. “The speed of the ascent and subsequent decline in prices for commodities in 2008 was historically unprecedented. Similarly, the significant volatility in exchange rates and the rapid ascent of the U.S. dollar during the peak of the credit crisis resulted in significant transactional risks, but more importantly raised balance sheet re-measurement risk that impacted our bottom-line results. Although exchange rates and commodity prices seem to have stabilized at current levels, we will continue to identify sourcing opportunities and remain disciplined in our overall hedging activities.”
The Brazilian real, euro and Indian rupee continue significant volatility against the U.S. dollar. The Company has considerable forward purchase contracts to cover its exposure to fluctuations in value during 2009. In the aggregate, the changes in foreign currency exchange rates, after giving consideration to open contracts and including the impact of balance sheet re-measurement, are expected to have a favorable financial impact totaling approximately $28 million when compared to 2008.
As part of its efforts to offset unfavorable market conditions, improve profitability and reduce the consumption of capital resources, the Company’s plans for 2009 include additional cost reduction activities including, but not limited to, further employee headcount reductions, consolidation of productive capacity and rationalization of product platforms, and revised sourcing plans. During 2008, the Company reduced its headcount by approximately 2,400 people.
Buker concluded: “Despite dramatic declines in sales volumes and margins, which directly correlated with the global economic downturn, we successfully maintained our cash balances in the fourth quarter of the year. At year-end, we held more than $110 million in cash and equivalents, while further reducing our debt levels in order to manage interest expense. We believe we have adequate resources available to withstand the current economic challenges, but we will remain highly disciplined in our use of cash.
“We controlled capital expenditures very carefully in 2008, and we expect to continue that trend in 2009. However, when it is appropriate we will incur costs to shift production and adjust our current capacity levels to better reflect global demand and resulting revenue levels. The amount of capital expenditures incurred during 2009 will ultimately depend on the timing and extent of economic recovery. Given current expectations, 2009 capital expenditures will remain below our target average of $20 to $25 million per year, as we carefully manage and prioritize expenditures based on the potential to achieve rapid return on the capital invested.”

Conference Call to Discuss Fourth Quarter 2008 Results
Tecumseh Products Company will host a conference call to report on the Company’s fourth quarter 2008 results on Tuesday, March 17, 2009 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then be made available for replay through the Investor Relations section of Tecumseh Products Company’s website at www.tecumseh.com.
Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s web site at http://www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) unfavorable changes in macro-economic conditions and the condition of credit markets, which may magnify other risk factors; ii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; iii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; iv) availability and cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; v) actions of competitors; vi) our ability to maintain adequate liquidity in total and within each foreign operation; vii) the effect of terrorist activity and armed conflict; viii) economic trend factors such as housing starts; ix) the ultimate cost of resolving environmental and legal matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; x) emerging governmental regulations; xi) the ultimate cost of resolving environmental and legal matters; xii) our ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) increased or unexpected warranty claims; and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)*

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in millions, except per share data)	2008	2007	2008	2007

Net sales	$163.7	$252.1	$968.9	$1,116.8
Cost of sales	159.1	216.4	867.7	976.9
Selling and administrative expenses	29.3	33.1	128.8	130.8
Impairments, restructuring charges, and other items	23.4	5.6	43.5	7.2

Operating (loss) income	(48.1)	(3.0)	(71.1)	1.9
Interest expense	(3.9)	0.9	(24.4)	(22.3)
Interest income and other, net	1.9	1.6	9.7	6.2

Loss from continuing operations before taxes	(50.1)	(0.5)	(85.8)	(14.2)
Tax (benefit) expense	(6.5)	(2.7)	(5.9)	(8.2)

(Loss) income from continuing operations	(43.6)	2.2	(79.9)	(6.0)
(Loss) income from discontinued operations, net of tax	(19.7)	1.9	29.4	(172.1)

Net (loss) income	($63.3)	$4.1	($50.5)	($178.1)

Basic and diluted (loss) earnings per share:
(Loss) income from continuing operations	(2.36)	0.12	(4.32)	(0.33)
(Loss) income from discontinued operations	(1.07)	0.10	1.59	(9.31)

(Loss) income per share, basic and diluted**	($3.43)	$0.22	($2.73)	($9.64)

Weighted average shares, basic (in thousands)	18,480	18,480	18,480	18,480
Weighted average shares, diluted (in thousands)	19,871	19,871	19,871	19,494

Cash dividends declared per share	$0.00	$0.00	$0.00	$0.00

*	The consolidated condensed financial statements of Tecumseh Products Company and Subsidiaries (the “Company”) are unaudited and reflect all adjustments (including normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial position and operating results for the interim periods. The Dec. 31, 2008 and 2007 consolidated condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles in the United States (“U.S. GAAP”). The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Annual Report for the fiscal year ended Dec. 31, 2008. Due to the seasonal nature of certain product lines, the results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

**	In 2007, we issued a warrant to a lender to purchase 1,390,944 shares of our Class A Common Stock, which is equivalent to 7% of our fully diluted common stock (including both Class A and Class B shares). This warrant is not included in diluted earnings per share for the periods ended Dec. 31, 2008 and 2007, as the full year effect would be antidilutive.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
(Dollars in millions)	2008	2007

Assets
Current assets:
Cash and cash equivalents	$113.1	$76.8
Restricted cash	12.5	6.8
Accounts receivable, net	88.1	93.2
Inventories	123.0	143.4
Assets held for sale	21.7	21.9
Other current assets	54.2	55.6

Total current assets	412.6	397.7
Property, plant and equipment — net	244.3	353.3
Goodwill and other intangibles	—	20.2
Prepaid pension expense	81.0	233.4
Other assets	60.6	160.3

Total assets	$798.5	$1,164.9

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$109.6	$123.0
Short-term borrowings	30.4	59.5
Liabilities held for sale	1.0	2.6
Accrued liabilities	98.2	84.2

Total current liabilities	239.2	269.3
Long-term debt	0.4	3.3
Deferred income taxes	8.7	10.2
Pension and postretirement benefits	58.2	89.1
Product warranty and self-insured risks	8.0	10.0
Other non-current liabilities	6.6	37.1

Total liabilities	321.1	419.0
Stockholders’ equity	477.4	745.9

Total liabilities and stockholders’ equity	$798.5	$1,164.9

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended
	December 31,
(Dollars in millions)	2008	2007

Cash flows from operating activities:

Cash provided by (used in) operating activities	$70.6	($14.8)

Cash flows from investing activities:
Proceeds from sale of assets	23.2	265.3
Capital expenditures	(8.0)	(9.2)
Short and long term investments	0.2	(5.0)
Change in restricted cash	(5.7)	(6.8)

Cash provided by investing activities	9.7	244.3

Cash flows from financing activities:
Debt issuance / amendment costs	(1.6)	(2.5)
Proceeds / (repayments) from first lien credit agreement, net	—	(113.1)
Other borrowings / (repayments), net	(21.8)	(121.9)

Cash used in financing activities	(23.4)	(237.5)

Effect of exchange rate changes on cash	(20.6)	2.9

Increase (decrease) in cash and cash equivalents	36.3	(5.1)
Cash and cash equivalents:
Beginning of period	76.8	81.9

End of period	$113.1	$76.8

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